Exhibit 10.18

Date:

_____________________

_____________________

_____________________

Dear _____________

Independent Director Appointment Letter

This letter contains the terms for your appointment as an Independent Director of CytoMed Therapeutics Limited incorporated in Singapore (Company No. 201808327H) with registered address at #08-22 One Commonwealth, 1 Commonwealth Lane, Singapore 149544 (the “Company”), the proposed listing vehicle on the US NASDAQ Capital Market (“National Association of Securities Dealer Automated Quotations market”) with effect from the date of listing and quotation of the shares of the Company on NASDAQ Capital Market.

1.	You will be required to attend annual and extraordinary general meetings of the Company as requested and all full Board meetings subject to unavoidable absence through illness, holiday or other professional commitments. Board meetings are held at least 2 times a year at approximately half-yearly intervals and additional meetings may be convened should the need arise. You will also serve as _________________________. You will be given details of all these meetings in advance.

2.	Equally with other Board members, you will be expected to bring independent judgment to bear at meetings on issues of strategy, performance, resources, remuneration and standards of conduct. You must understand and accept the obligation of any director not to put yourself in a position where your own interests are in conflict with those of the Company.

3.	Subject to Shareholders’ approval at general meeting, the Company will pay a Director’s fee of at least US$ _____________ per annum (less any necessary statutory deductions) in respect of your appointments and for the services set out in paragraphs 1 and 2 above. Subject to Shareholders’ approval at general meeting, the Compensation Committee and the Board of Directors shall have the discretion to increase your Director’s fees for any particular financial year. The fees will be paid after the Shareholders’ approval at general meeting. In the event that you cease to be an Independent Director of the Company, for whatever reason, no further fees shall be payable.

4.	Subject to the approval and constitution of a proposed share option plan to be adopted by the Company, the Company shall issue ___________ share options on the first anniversary of your appointment, which shall be issued pursuant to and subject to the terms of the Company’s proposed share option scheme to be approved by the Board of Directors and Shareholders of the Company.

5.	The Company will reimburse you for the reasonable and proper expenses (including travel and hotel expenses) incurred by you in performing your duties as an independent director of the Company on presentation of appropriate receipts for such expenses.

6.	You must not either during your appointment or afterwards, disclose to any company or person or otherwise make use of any trade secret or other confidential information concerning the Company or the group of companies of which it is the holding company which may come to your knowledge by virtue of your position as an independent director or otherwise, except in the proper performance of your duties. This does not apply, however, to any information already in the public domain or which forms part of your own skill and knowledge.

7.	You must communicate to the Board any conflict of interest arising out of your position as an independent director and any information or knowledge acquired or gained by you in any manner whatsoever which may be of value or detriment to the Company or the group of companies of which it is the holding company.

8.	You shall not during your appointment as an independent director of the Company accept any appointment (whether as a partner, director, employee, secondee or agent) of any person, company or firm engaged in a business which is in direct competition with that of the Company or the group of companies of which it is the holding company without seeking prior consent from the Board.

9.	You are required to comply with any securities regulations for the continuous obligations to be performed by the directors issued by the NASDAQ and any code of conduct relating to directors and specified employees issued by the Company from time to time.

10.	Your appointment as an Independent Director commences as at the date of this letter and in accordance with terms and conditions of this letter and is subject at all times to the Companies Act 1967 of Singapore, the Company’s Constitution and any necessary shareholders’ approval or ratification. Your appointment shall continue (subject to earlier termination as provided in this letter) for a period of one (1) year from the date of this letter (“Initial Term”). Upon expiry of the Initial Term, this letter shall be automatically renewed for a further period of one (1) year on the same terms and conditions contained herein unless either party gives to the other one (1) month’s notice in writing prior to the expiry thereof, of its intention not to renew the appointment. For the avoidance of doubt, any renewal of the appointment of the you as Independent Director on terms different from the terms as provided herein, upon expiry of such appointment, shall not constitute termination of the appointment. Accordingly, you will be entitled to the benefit of any indemnity conferred on you by the Constitution or any policy of director’s and officer’s liability insurance of the Company from time to time. Any such variation of the terms herein shall be subject to the approval of the Board, the Compensation Committee and the Nominating Committee, and/or (if necessary) the shareholders of the Company.

11.	Your appointment shall be subject to earlier cessation if you shall become prohibited or disqualified by the Companies Act or NASDAQ regulations or any the laws from acting as a director or you are not re-elected when required to retire under our Constitution. You are entitled to resign from your position at any time, subject to compliance with the notice provisions set out in this letter.

12.	On the cessation of your appointment, you will submit letters of resignation in respect of all office held by you in the Company and any group company. If you fail to do so, the Company is irrevocably authorised to appoint another person to sign any documents in your name and on your behalf or do anything necessary or requisite to give effect to your resignation. On cessation of your appointment, you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company or the group of companies of which it is the holding company which are in your possession or under your power or control

13.	This letter and the terms of your appointment shall be governed by Singapore law and as from the date of this letter all other agreements or arrangements between you and the Company shall cease to have effect.

14.	Nothing in this letter shall be taken to exclude or vary the terms of the Company’s Constitution as they apply to you as an independent director of the Company.

Please sign the enclosed copy of this letter by way of acceptance of the above terms.

Yours faithfully,

Name:
Designation:
For and on behalf of
CytoMed Therapeutics Limited

ACCEPTANCE AND CONFIRMATION

I hereby agree to the above terms and conditions and consent to my appointment as an Independent Director of CytoMed Therapeutics Limited

Signature	Date
Name: